Exhibit 99.1

FOR IMMEDIATE RELEASE

Christine M. Beauchamp Named President of Ann Taylor Stores

—Company Indicates Q2 Results Tracking Ahead of Previous Guidance—

New York, NY, August 12, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced the appointment of Christine M. Beauchamp to the position of President, Ann Taylor Stores, effective immediately. Ms. Beauchamp, who has been a strategic consultant to the Company since earlier this year, succeeds Adrienne Lazarus, who is leaving the Company. Ms. Beauchamp will report to Kay Krill, President and CEO of the Company.

Commenting on the appointment, Ms. Krill stated, “This transition of leadership at our heritage brand is taking place at an exciting time of evolution for Ann Taylor. I am delighted that Christine, a seasoned retail executive and valued partner to me over the last several months, will be assuming the leadership of our Ann Taylor Stores division. She has a deep understanding of our brand and customer base and will move seamlessly into this critical role. At the same time, I want to thank Adrienne for the many contributions she has made to the Company over the past 17 years.”

Added Ms. Beauchamp, “I am delighted to be joining the Company at such an exciting time, and I look forward to unlocking the enormous potential of the Ann Taylor brand.” Ms. Beauchamp was previously with Limited Brands, most recently as President and CEO of Victoria’s Secret Beauty. Prior to Limited Brands, Ms. Beauchamp was a consultant with The Boston Consulting Group, specializing in consumer goods and retail. She began her career as a financial analyst at Goldman Sachs. Ms. Beauchamp holds an undergraduate degree from Princeton University and an MBA from the Harvard Business School.

Commenting on the Company’s performance, Ms. Krill stated, "While we have not yet completed our financial close for the second quarter, I am pleased to report that our conservative approach to managing the business in this difficult consumer environment is expected to result in second quarter EPS that exceeds our previous guidance range of $0.42 to $0.47. Furthermore, notwithstanding our better-than-expected results for the first half, we are maintaining our outlook for diluted EPS for the year in the range of $1.80 to $1.90, as the macroeconomic environment remains very weak and uncertain and traffic levels continue to be challenging.”

The Company will report its second quarter results on Friday, August 22nd.

ANNTAYLOR

About Ann Taylor

Ann Taylor is one of the country's leading women's specialty retailers, operating 941 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 3, 2008.

Contact:

Maria A. Sceppaguercio

SVP, Finance, Investor Relations and Communications

Ann Taylor Stores Corporation

212-457-2199

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company's ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

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the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.